EXHIBIT 99.1

For Immediate Release

Contact:               Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports First Quarter Operating Results For Fiscal 2021

Greenwich, Connecticut, March 11, 2021 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the first quarter ended January 31, 2021 and provided information regarding financial and operational activities considering the ongoing COVID-19 pandemic.

The following are statistics about our portfolio that are useful in assessing the impact of COVID-19 on our business:

COVID-19 UPDATE (as of January 31, 2021)

•
Of our 81 properties, 67 are shopping centers, 3 are free-standing, net-leased retail bank branches and 4 are restaurant properties.  The remaining properties are 6 small suburban office buildings in Greenwich, CT and Bronxville, NY and a childcare center in Chester, NJ.

•
All 74 of our shopping centers, free-standing, net-leased retail bank branches and restaurant properties are open and operating, with 99.1% of our total tenants open and operating based on Annualized Base Rent (“ABR”).

•
All of our shopping centers include necessity-based tenants, with approximately 70.7% of our tenants, based on ABR, either designated “essential businesses” during the early stay-at-home period of the pandemic in the tri-state area or otherwise permitted to operate through curbside pick-up and other modified operating procedures in accordance with state guidelines.  These businesses are 98.9% open based on ABR.

•
Of the 870 tenants in our consolidated portfolio, we have received rent relief requests from 401 tenants, with most requests received during the early days of the pandemic when stay-at-home orders were in place and many businesses were required to close. Subsequently, 116 of such 401 tenants withdrew their requests for rent relief or paid rent in full.  We continue to receive a small number of new requests, and, in some cases, follow-on requests from tenants to which we had previously provided temporary rent relief.  We have evaluated each request on a case-by-case basis to determine the best course of action, recognizing that in many cases some type of concession may be appropriate and beneficial to our long-term interests.  Each negotiation has been specific to the individual tenant.  Some concessions have been granted in the form of deferred rent and some have been in the form of rent abatements, in each case for some portion of rents due during calendar 2020 and/or 2021-2023.  From the beginning of the pandemic through January 31, 2021, we have completed 266 lease modifications, consisting of base rent deferrals totaling $3.8 million, or 3.9%  of our ABR, and rent abatements totaling $3.4 million, or 3.5% of our ABR. Included in these amounts were the 32 rent deferrals and abatements completed in the three months ended January 31, 2021, which deferred $399,000 of base rents, or 0.4% of our ABR, and abated $2.0 million of base rents, or 2.0% of our ABR.  Included in the $2.0 million aforementioned amount is $1.0 million of base rents for periods subsequent to January 31, 2021.

RENTAL COLLECTIONS UPDATE (as of February 28, 2021)

•
88.4% of the total base rent, common area maintenance charges (“CAM”) and real estate taxes payable for the period of April through October 2020 has been paid. This percentage is based on collections of pre-pandemic contractual lease amounts billed, exclusive of the application of any security deposits.

•
90.3% of the total base rent, CAM and real estate taxes payable for the first quarter of 2021 has been paid. This percentage is based on collections of pre-pandemic contractual lease amounts billed, exclusive of the application of any security deposits.

•
81.7% of the total base rent, CAM and real estate taxes payable for February 2021 has been paid to date. This percentage is based on collections of pre-pandemic contractual lease amounts billed, exclusive of the application of any security deposits.

•
We increased our provision for uncollectable tenant accounts receivable by $654,000 for the three months ended January 31, 2021 ($0.02 per Class A Common share), primarily as a result of uncertainty regarding the ongoing COVID-19 pandemic.  This figure represents a financial reporting charge to earnings and Funds From Operations (“FFO”) (1), but the company intends to collect all unpaid rents from its tenants to the extent feasible.

•
In accordance with generally accepted accounting principles (“GAAP”), if the company determines that the collection of a tenant’s future lease payments is not probable, the company must change the revenue recognition for that tenant to cash-basis from accrual basis.  In light of the financial pressure that COVID-19 has been placing on many of our tenants, we have re-evaluated all of the tenants in our consolidated portfolio, and, as a result of that assessment, we have switched 80 tenants (16 converted in the three months ended January 31, 2021), or 9.2% of the approximately 870 tenants in our consolidated portfolio, to cash-basis accounting. This assessment required the company to write-off an additional $999,000 in billed but uncollected rents related to these 80 tenants, for the three months ended January 31, 2021, and an additional $441,000 in straight-line rent receivables related to the 16 tenants converted to cash-basis accounting for the three months ended January 31, 2021 (combined representing $0.04 per Class A Common share). This figure represents a financial reporting charge to earnings and FFO, but the company intends to collect all unpaid rents from its tenants to the extent feasible.

•	We have $37.1 million of cash and cash equivalents currently on our balance sheet.
•	We have $64 million available on our unsecured revolving credit facility.
•	We have no material mortgage debt maturing until January 31, 2022.
•	We continue to temporarily redirect our acquisitions department’s efforts to include tenant lease modification negotiations.
•
We have taken proactive measures to manage costs, including reducing, where feasible, our common area maintenance spending. We have one ongoing construction project with approximately $2.0 million remaining to complete the project.  Otherwise, only minimal construction is underway.

•
The health and safety of the company’s employees and their families is a top priority. In mid-March 2020, we seamlessly transitioned 100% of our workforce to working on a remote basis.  In accordance with Connecticut State regulations, our office re-opened at less than 50% capacity on May 20, 2020, with employees encouraged to continue working from home when feasible, consistent with business needs.

FIRST QUARTER 2021

•	$4.5 million net income attributable to common stockholders ($0.12 income per diluted Class A Common share).
•	$12.4 million of FFO ($0.33 per diluted Class A Common share).
•	FFO was reduced by $2.1 million ($0.06 per Class A share) as a result of the above-noted increases in the COVID-19 related tenant accounts receivable reserves and write-offs in the quarter.
•	89.8% of our consolidated portfolio was leased at January 31, 2021.
•	13.2% average decrease in base rental rates on new leases over the last four quarters.
•	2.3% average decrease in base rental rates on lease renewals over the last four quarters.
•	On January 15, 2021, we paid a $0.14 per share quarterly cash dividend on our Class A Common Stock and a $0.125 per share quarterly cash dividend on our Common Stock.
 (1) A reconciliation of GAAP net income to FFO is provided at the end of this press release.
Dividend Declarations
•
In December 2020, the company’s Board of Directors approved dividends of $0.14 per Class A Common share and $0.125 per Common share that were paid on January 15, 2021.  As a result of COVID-19 and the continuing economic uncertainty resulting from the COVID-19 pandemic, this dividend was lower than pre-pandemic dividend levels and unchanged compared to last quarter’s dividend. This reduced dividend retained $5.5 million of cash in the first quarter of 2021 when compared with pre-pandemic common stock dividend levels.   At our next regularly scheduled Board of Directors meeting on March 17, 2021, the company’s Board of Directors will continue to assess the company’s financial performance and economic outlook and make a determination regarding dividends for the second quarter.  At a minimum, the company intends to pay Class A Common and Common stock dividends in the remainder of fiscal 2021 that are at least equal to the amount required to maintain compliance with its REIT taxable income distribution requirements.

•
In addition, in December 2020, the company’s Board of Directors declared the regular contractual quarterly dividend with respect to each of the company’s Series H and Series K cumulative redeemable preferred stock that was paid on January 29, 2021 to shareholders of record on January 15, 2021.

“Our thoughts and prayers continue to go out to all of those impacted by the COVID-19 pandemic, along with great appreciation and respect for those operating every day on the front lines”, said Willing L. Biddle, President and Chief Executive Officer. Mr. Biddle continued…. “This quarter was relatively quiet as the acquisitions market is essentially frozen, and we continued to focus on assisting our tenants with the difficulties they are experiencing with decreased sales due to operating restrictions and public uneasiness regarding the virus.  All our shopping centers are open, functioning and generally bustling with customers who are acting in a socially-responsible manner by wearing masks and socially-distancing.  Thankfully, due to our long-term strategy, 84% of our properties, measured by square footage, are anchored by grocery stores, wholesale clubs or pharmacies, and these businesses have remained open throughout the pandemic. We find encouraging an apparent increase in public confidence, evidenced by consumers returning to their usual activities, spurred in our area by falling virus infection rates and the increasing number of vaccinations.  Our nation is fortunate to have superior biotech companies, which, in partnership with the government, so quickly developed multiple effective vaccines. Like nearly all our retail REIT peers, our earnings have been negatively impacted as a result of pandemic-induced reductions in tenant collections, but this pandemic will end.  In fact, rent collections were relatively solid in the first quarter of fiscal 2021, averaging 90.3% versus 89.8% in the fourth quarter of fiscal 2020.  Our anchor grocery stores, drug stores, and wholesale clubs continue to experience strong sales, but weakness continues in those categories of tenants most impacted by restrictions, namely, fitness, dry cleaners, nail and hair salons, certain restaurants and daycare.  While there has been some government assistance for these categories via the Paycheck Protection Program and other programs, the assistance has been insufficient in many cases, and it has been largely left to landlords and the owners of businesses in these categories to finance the losses.  Nevertheless, we are seeing increasing green shoots of leasing activity in our portfolio.  We renewed 171,000 square feet of space and signed 18,000 square feet of new leases in the first quarter of fiscal 2021.  Also noteworthy is that the ground lease for the former Toys “R” Us/ Babies “R” Us space at one of our Danbury, CT shopping centers has been sold to Ocean State Job Lot, which plans to open a 45,000 sf store this summer.   In addition, a new Lidl supermarket is under construction at our Pompton Lakes NJ property, with a projected fall 2021 opening.  We also completed the development of a 130,000 square foot self-storage facility adjacent to our Stratford, CT shopping center, and our manager, Extra Space Storage, is encouraged by the early leasing activity.  In summary, we are very much looking forward to this coming summer, when we expect to see an increase in business for our tenants and similarly increased leasing activity.   While we are unsure when we will have the ability to increase rents, we do see increasing demand for space.  Finally, while the acquisitions market is currently near-frozen, we think the effects of the last year will cause some properties in our area to trade during 2021, and the few recent sales of grocery-anchored centers in other parts of the country indicate that capitalization rates on sales of quality properties in good locations remain strong.”

Net income applicable to Class A Common and Common stockholders for the first quarter of fiscal 2021 was $4,479,000 or $0.12 per diluted Class A Common share and $0.11 per diluted Common share, compared to net income of $5,071,000 or $0.13 per diluted Class A Common share and $0.12 per diluted Common share in last year’s first quarter.

FFO for the first quarter of fiscal 2021 was $12,375,000 or $0.33 per diluted Class A Common share and $0.29 per diluted Common share, compared with $12,897,000 or $0.34 per diluted Class A Common share and $0.30 per diluted Common share in last year’s first quarter.

Both net income applicable to Class A Common and Common stockholders and FFO for the three months ended January 31, 2021 were reduced by $2.1 million (approximately $0.06 per Class A Common share) primarily due to COVID-19 related collectability adjustments to accounts receivable and straight-line rent receivable.

At January 31, 2021, the company’s consolidated properties were 89.8% leased (versus 90.4% at the end of fiscal 2020) and 88.0% occupied (versus 88.5% at the end of fiscal 2020).  The company currently has 461,400 square feet of vacancy in its consolidated portfolio, 79,000 square feet of which is in the lease negotiation stage.  In addition, the company is negotiating letters of intent with potential tenants on another 62,000 square feet of vacant space. Also, as previously discussed, at January 31, 2021, the leased percentage treats as leased, and the January 31, 2021 occupancy percentage treats as unoccupied, 65,700 square feet of retail space (1.5% of our consolidated square footage) formerly ground leased by Toys “R” Us and Babies “R” Us for $0 at the company’s Danbury Square shopping center in Danbury, CT.  The new owner of this ground lease, which acquired the lease out of the Toys “R” Us bankruptcy process, has sold the lease to a national retailer, Ocean State Job Lot, who have not taken occupancy of the space as of today. This vacancy has no cash flow impact on the company.
Both the percentage of property leased, and the percentage of property occupied referenced in the preceding paragraph exclude the company’s unconsolidated joint ventures.  At January 31, 2021, the company had equity interests in six unconsolidated joint ventures (719,000 square feet), which were 91.1% leased, unchanged from October 31, 2020.
Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 81 properties containing approximately 5.2 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 204 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Three Months Ended January 31, 2021 and 2020 Results (Unaudited)
 (in thousands, except per share data)

	Three Months Ended January 31,
	2021	2020

Revenues
Lease income	$32,483	$32,945
Lease termination	705	209
Other	1,089	1,194
Total Revenues	34,277	34,348

Expenses
Property operating	6,314	5,929
Property taxes	5,861	5,810
Depreciation and amortization	7,518	7,135
General and administrative	2,644	2,777
Directors' fees and expenses	109	105
Total Operating Expenses	22,446	21,756

Operating Income	11,831	12,592

Non-Operating Income (Expense):
Interest expense	(3,392)	(3,339)
Equity in net income from unconsolidated joint ventures	350	513
Gain (loss) on sale of property	(28)	(339)
Interest, dividends and other investment income	43	94
Net Income	8,804	9,521

Noncontrolling interests:
Net income attributable to noncontrolling interests	(912)	(1,038)
Net income attributable to Urstadt Biddle Properties Inc.	7,892	8,483
Preferred stock dividends	(3,413)	(3,412)

Net Income Applicable to Common and Class A Common Stockholders	$4,479	$5,071

Basic Earnings Per Share:
Per Common Share:	$0.11	$0.12
Per Class A Common Share:	$0.12	$0.14

Diluted Earnings Per Share:
Per Common Share:	$0.11	$0.12
Per Class A Common Share:	$0.12	$0.13

Weighted Average Number of Shares Outstanding – (Diluted):
Class A Common and Class A Common Equivalent	29,590	29,648
Common and Common Equivalent	9,393	9,447

Results of Operations

The following information summarizes our results of operations for the three months ended January 31, 2021 and 2020 (amounts in thousands):

	Three Months Ended				Change Attributable to
	January 31,		Increase		Property	Properties Held In
Revenues	2021	2020	(Decrease)	% Change	Acquisitions/Sales	Both Periods (Note 1)
Base rents	$24,159	$25,292	$(1,133)	(4.5)%	$66	$(1,199)
Recoveries from tenants	9,978	7,995	1,983	24.8%	-	1,983
Uncollectable amounts in lease income	(655)	(342)	(313)	91.5%	-	(313)
ASC Topic 842 cash basis lease income reversal	(999)	-	(999)	100.0%	-	(999)
Lease termination	705	209	496	237.3%	-	496
Other income	1,089	1,194	(105)	(8.8)%	(24)	(81)

Operating Expenses
Property operating	6,314	5,929	385	6.5%	(7)	392
Property taxes	5,861	5,810	51	0.9%	-	51
Depreciation and amortization	7,518	7,135	383	5.4%	76	307
General and administrative	2,644	2,777	(133)	(4.8)%	n/a	n/a

Non-Operating Income/Expense
Interest expense	3,392	3,339	53	1.6%	0	53
Interest, dividends, and other investment income	43	94	(51)	(54.3)%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2021 and 2020 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents decreased by 4.5% to $24.2 million for the three month period ended January 31, 2021 as compared with $25.3 million in the comparable period of 2020.  The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:

In the first three months of fiscal 2020, we sold two properties totaling 18,100 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the three months ended January 31, 2021 when compared with fiscal 2020.

Properties Held in Both Periods:

Revenues

Base Rent
The net decrease in base rents for the three month period ended January 31, 2021, when compared to the corresponding prior period, was predominantly caused by a reduction of $441,000 in the first three months of fiscal 2021 for a reversal of straight-line rents for tenants whose revenue recognition was switched to cash-basis accounting in accordance with ASC Topic 842. There was no such reversal in the first three months of fiscal 2020.  In addition, the reduction of base rents was caused by a decrease in occupancy rates in the first quarter of fiscal 2021 when compared with the corresponding prior period, predominantly related to the vacancies at nine properties.

In the first three months of fiscal 2021, we leased or renewed approximately 189,000 square feet (or approximately 4.2% of total GLA).  At January 31, 2021, the Company’s consolidated properties were 89.8% leased (90.4% leased at October 31, 2020).

Tenant Recoveries
In the three month period ended January 31, 2021, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) increased by a net $2.0 million when compared with the corresponding prior period.

The increase in tenant recoveries for the three month period ended January 31, 2021 when compared to the corresponding prior period was the result of having higher common area maintenance expenses in the three month period of fiscal 2021 when compared with the three month period of fiscal 2020 related to roof repairs, canopy repairs, and parking lot repairs.  In addition, we completed the 2020 annual reconciliations for both common area maintenance and real estate taxes in the first quarter of fiscal 2021 and those reconciliations resulted in us billing our tenants more than we had anticipated and accrued for in the prior period, which increased tenant reimbursement income in the current quarter.

Uncollectable Amounts in Lease Income
In the three month period ended January 31, 2021, uncollectable amounts in lease income increased by $313,000.  This increase was predominantly the result of our assessment of the collectability of existing non-credit small shop tenants' receivables given the on-going COVID-19 pandemic.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states where they operate and were forced to close for a portion of fiscal 2020.  Our assessment was based on the premise that as we emerge from the COVID-19 pandemic, our non-credit small shop tenants will need to use most of their resources to re-establish their business footing and any existing accounts receivable attributable to these tenants would most likely be uncollectable.

ASC Topic 842 Cash Basis Lease Income Reversals
The Company adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires amongst other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant, and in addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we have determined that as a result of the COVID-19 pandemic, 80 tenants' future lease payments were no longer probable of collection (9.2% of our approximate 870 tenants), this included 16 tenants who were converted to cash-basis accounting in this first quarter of fiscal 2021.  As a result of this assessment in three months ended January 31, 2021, we reversed $999,000 of lease income, consisting of billed lease income for all 80 tenants, and prior billed but uncollected accounts receivable related to the 16 tenants converted to cash-basis accounting the first quarter of fiscal 2021, which represented 1.0% of our ABR.  This reduction is a direct reduction of lease income in the consolidated statement of income for the three months ended January 31, 2021.

Expenses

Property Operating
In the three month period ended January 31, 2021, property operating expenses increased by $392,000 as a result of having higher common area maintenance expenses in the three month period of fiscal 2021 when compared with the three month period of fiscal 2020 related to roof repairs, canopy repairs, and parking lot repairs.

Property Taxes
In the three month period ended January 31, 2021, property tax expense was relatively unchanged when compared with the corresponding prior period.

Interest
In the three month period ended January 31, 2021, interest expense was relatively unchanged when compared with the corresponding prior period.

Depreciation and Amortization
In the three month period ended January 31, 2021, depreciation and amortization increased by $307,000 when compared with the prior period, primarily as a result of a write-off of tenant improvements related to a tenant that vacated six locations in our portfolio in fiscal 2021 and increased depreciation for tenant improvements for two large grocery store re-tenanting projects at our Eastchester, NY and Wayne, NJ properties after the first quarter of fiscal 2020.

General and Administrative Expenses
In the three month period ended January 31, 2021, general and administrative expenses decreased by $133,000 when compared with the corresponding prior period, primarily as a result of a decrease in restricted stock compensation amortization expense caused by a lower grant date stock price in January 2021 and a decrease in costs for business travel as many industry conventions were cancelled due to the COVID-19 pandemic.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

We consider FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO to be a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

◾
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

◾	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common stockholders in accordance with GAAP to FFO for the three month period ended January 31, 2021 and 2020. (Amounts in thousands)
(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Three Months Ended January 31, 2021 and 2020
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Three Months Ended
	January 31,
	2021	2020
Net Income Applicable to Common and Class A Common Stockholders	$4,479	$5,071

Real property depreciation	5,702	5,671
Amortization of tenant improvements and allowances	1,315	1,036
Amortization of deferred leasing costs	476	407
Depreciation and amortization on unconsolidated joint ventures	375	373
(Gain)/loss on sale of property	28	339

Funds from Operations Applicable to Common and Class A Common Stockholders	$12,375	$12,897

Weighted Average Number of Shares Outstanding (Diluted):
Class A Common and Class A Common Equivalent	29,590	29,648
Common and Common Equivalent	9,393	9,447

FFO amounted to $12.4 million in the three months ended January 31, 2021 compared to $12.9 million in the comparable period of fiscal 2020.  The net decrease in FFO is attributable, among other things to:

Decreases:
•	A decrease in lease income related to additional vacancies in the portfolio in the first three months of 2021 predominantly at 9 properties.
•	A decrease of $164,000 in percentage rent collected in the first three months of fiscal 2021 when compared with the corresponding prior period.
•
An increase in uncollectable amounts in lease income of $313,000.  This increase was the result of an increase in our assessment of the collectability of existing non-credit small shop tenants' receivables given the on-going COVID-19 pandemic.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states where they operate and were forced to close for a portion of our third quarter until states loosened their restrictions and allowed almost all of our tenants to re-open, although some with operational restrictions.  Our assessment was based on the premise that as we emerge from the COVID-19 pandemic, our non-credit small shop tenants will need to use most of their resources to re-establish their business footing, and any existing accounts receivable attributable to those tenants would most likely be uncollectable.

•
An increase in the write-off of lease income in the first quarter for tenants in our portfolio whose future lease payments were deemed to be not probable of collection, requiring us under GAAP to convert revenue recognition for those tenants to cash-basis accounting.  This caused a write-off of lease income in the three months ended January 31, 2021 of $999,000, which consisted of the reversal of billed lease income for all 80 tenants converted to cash-basis accounting and the write-off of accounts receivable related to the 16 tenants converted to cash-basis accounting in the first quarter of fiscal 2021.  In addition, we reversed accrued straight-line rents receivable for these aforementioned 16 tenants of $441,000. There were no such reversals of lease income in the three months ended January 31, 2020.

Increases:
•
An increase in variable lease income (cost recovery income) related to an under-accrual adjustment in recoveries from tenants for real estate taxes and common area maintenance in the first quarter of fiscal 2021, which resulted in a positive variance in the first quarter of fiscal 2021 when compared to the same period of fiscal 2020.

•
A $495,000 increase in lease termination income in the first three months of fiscal 2021 when compared with the corresponding prior period as a result of one tenant who occupied multiple spaces in our portfolio ceasing operations and buying out the remaining terms of their leases.

•
A net decrease in general and administrative expenses of $133,000, predominantly related to a decrease in compensation and benefits expense for the reduced amortization expense of restricted stock as a result of a lower common stock price on the January 2021 grant date.

Non-GAAP Financial Measure
Same Property Net Operating Income
We present Same Property Net Operating Income ("Same Property NOI"), which is a non-GAAP financial measure. Same Property NOI excludes from Net Operating Income (“NOI”) properties that have not been owned for the full periods presented. The most directly comparable GAAP financial measure to NOI is operating income.  To calculate NOI, operating income is adjusted to add back depreciation and amortization, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures, and gain/loss on sale of operating properties.

We use Same Property NOI internally as a performance measure and believe Same Property NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Our management also uses Same Property NOI to evaluate property level performance and to make decisions about resource allocations. Further, we believe Same Property NOI is useful to investors as a performance measure because, when compared across periods, Same Property NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from income from continuing operations. Same Property NOI excludes certain components from net income attributable to Urstadt Biddle Properties Inc. in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. Same Property NOI presented by us may not be comparable to Same Property NOI reported by other REITs that define Same Property NOI differently.

Table Follows:

Urstadt Biddle Properties Inc.
Same Property Net Operating Income
(In thousands, except for number of properties and percentages)

	Three Months Ended January 31,
	2021	2020	% Change
Same Property Operating Results:

Number of Properties (Note 4)	76

Revenue (Note 2)
Base Rent	$24,553	$25,016	-1.9%
Uncollectable amounts in lease income-same property	(654)	(343)	90.7%
ASC Topic 842 cash-basis lease income reversal-same property	(999)	-	100%
Recoveries from tenants	9,972	7,991	24.8%
Other property income	44	132	-66.7%
	32,916	32,796	0.4%

Expenses
Property operating	3,903	3,383	15.4%
Property taxes	5,854	5,802	0.9%
Other non-recoverable operating expenses	364	427	-14.8%
	10,121	9,612	5.3%

Same Property Net Operating Income	$22,795	$23,184	-1.7%

Other reconciling items:
Other non same-property net operating income	30	42
Other Interest income	108	141
Consolidated lease termination income	704	209
Consolidated amortization of above and below market leases	110	177
Consolidated straight line rent income	(568)	62
Equity in net income of unconsolidated joint ventures	350	513
Taxable REIT subsidiary income/(loss)	380	131
Solar income/(loss)	(154)	(112)
Storage income/(loss)	253	236
Interest expense	(3,392)	(3,339)
General and administrative expenses	(2,644)	(2,777)
Provision for tenant credit losses	(654)	(343)
Provision for tenant credit losses-same property	654	343
ASC Topic 842 cash-basis lease income reversal	(999)	-
ASC Topic 842 cash-basis lease income reversal-same property	999	-
Directors fees and expenses	(109)	(105)
Depreciation and amortization	(7,518)	(7,135)
Adjustment for intercompany expenses and other	(1,513)	(1,367)

Total other-net	(13,963)	(13,324)
Income from continuing operations	8,832	9,860	-10.4%
Gain (loss) on sale of real estate	(28)	(339)
Net income	8,804	9,521	-7.5%
Net income attributable to noncontrolling interests	(912)	(1,038)
Net income attributable to Urstadt Biddle Properties Inc.	$7,892	8,483	-7.0%

Same Property Operating Expense Ratio (Note 1)	102.2%	87.0%	15.2%

Note 1 - Represents the percentage of property operating expense and real estate tax expense recovered from tenants under operating leases.
Note 2 - Excludes straight-line rent, above/below market lease rent, lease termination income, and bad debt expense.
Note 3 - Base rents for the three months ended January 31, 2021 are reduced by approximately $399,000 in rents that were deferred and approximately $1.0 million, in rents that were abated because of COVID-19.
Note 4 - Includes only properties owned for the entire period of both periods presented

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	January 31,	October 31,
	2021	2020
	(Unaudited)
Assets
Cash and Cash Equivalents	$37,115	$40,795

Real Estate investments before accumulated depreciation	$1,151,423	$1,149,182

Investments in and advances to unconsolidated joint ventures	$29,050	$28,679

Total Assets	$1,009,002	$1,010,179

Liabilities
Revolving credit line	$35,000	$35,000

Mortgage notes payable and other loans	$297,519	$299,434

Total Liabilities	$374,778	$377,037

Redeemable Noncontrolling Interests	$66,592	$62,071

Preferred Stock	$225,000	$225,000

Total Stockholders’ Equity	$567,632	$571,071